         As filed with the Securities and Exchange Commission on June 7, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                ---------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                ---------------------

                                SAMSONITE CORPORATION
                (Exact name of Registrant as specified in its charter)

         DELAWARE                                           36-3511556
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)

                                11200 EAST 45TH AVENUE
                                DENVER, COLORADO 80239
                                    (303) 373-2000
       (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                                ---------------------


           SAMSONITE CORPORATION 1995 STOCK OPTION AND INCENTIVE AWARD PLAN
                                 (AS AMENDED IN 1996)
                    STOCK OPTION AGREEMENT FOR RICHARD R. NICOLOSI
                      STOCK OPTION AGREEMENT FOR STEVEN J. GREEN
                      SHARE OPTION AGREEMENT FOR STEVEN J. GREEN
                 STOCK OPTION PLAN AND AGREEMENT FOR GREGORY WM. HUNT
                              (Full title of the Plans)

                                ---------------------

                               D. MICHAEL CLAYTON, ESQ.
                                SAMSONITE CORPORATION
                                11200 EAST 45TH AVENUE
                             DENVER, COLORADO 80239-3018
                                    (303) 373-6174
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)

                                ---------------------


                                      COPIES TO:
                                  JEFFREY M. KNETSCH
                      BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.
                          410 SEVENTEENTH STREET, 22ND FLOOR
                                DENVER, COLORADO 80202
                                    (303) 534-6335

                           CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF SECURITIES                 AMOUNT TO BE       OFFERING PRICE       AGGREGATE OFFERING      REGISTRATION
          TO BE REGISTERED                    REGISTERED          PER SHARE(1)            PRICE(1)               FEE
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share . . .   508,848            $18.1875             $9,254,673.00           $3,191.27

Common Stock, par value $.01 per share . . .   425,532             $18.25              $7,765,959.00           $2,677.92

Common Stock, par value $.01 per share . . .   400,000             $24.85              $9,940,000.00           $3,427.59

Common Stock, par value $.01 per share . . .   800,000             $32.85             $26,280,000.00           $9,062.07

Common Stock, par value $.01 per share . . .   653,668             $11.87              $7,759,039.16           $2,675.53

Common Stock, par value $.01 per share . . .    17,500             $11.14               $194,950.00             $67.22

Common Stock, par value $.01 per share . . .   276,134            $10.875              $3,002,957.25           $1,035.50

Common Stock, par value $.01 per shar. . . .    73,964            $12.875               $952,286.50             $328.37

Common Stock, par value $.01 per share . . .   191,054            $13.875              $2,650,874.25            $914.09

  Total. . . . . . . . . . . . . . . . . . .  3,346,700                               $67,800,739.16          $23,379.57

(1) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 (the "Act") as follows: (a) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised, and (b) in the case of shares of Common Stock for which awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low price per share of Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") as of June 3, 1996 (within 5 business days prior to filing this Registration Statement).

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES PURSUANT TO THE PLAN:
    As soon as practicable after the effective date of this Registration Statement.

    This Registration Statement shall be deemed to cover securities resulting from stock splits, stock dividends or similar transactions as provided by Rule 416 of the Act.

                                   EXPLANATORY NOTE

    In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of Samsonite Corporation (the "Company") pursuant to the benefit plans referred to herein (the "Plans"). The prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which may be issued in the future upon the exercise of options or other awards granted under the Plans (hereinafter such Prospectus will be referred to as the "Prospectus").

PROSPECTUS


                                SAMSONITE CORPORATION

                           2,651,771 Shares of Common Stock



    This Prospectus is being used in connection with the offering from time to time of up to 2,651,771 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Samsonite Corporation (the "Company") by certain stockholders who may be deemed to be affiliates ("Selling Stockholders") of the Company. The Company will not receive any of the proceeds from the sale of the Shares.

    The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. All discounts, commissions or fees incurred in connection with the sale of the Shares will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission, and of registering or qualifying the shares, will be paid by the Company.

    The Common Stock of the Company is listed on The NASDAQ Market System under the symbol SAMC.

                                ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------------

SEE RISK FACTORS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY.

                                ---------------------

                            The date of this Prospectus is
                                     June 7, 1996

    No person is authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any Shares offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at:
75 Park Place, 14th Floor, New York, New York 10007 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained upon written request addressed to the Commission at the Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on NASDAQ and reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed a registration statement (the "Registration Statement") on Form S-8 with respect to the Shares offered hereby with the Commission under the Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report on Form 10-K for the Company's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. See "INCORPORATION OF DOCUMENTS BY REFERENCE." Such requests should be directed to Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239-3018, Attention: Secretary.

                              INCORPORATION BY REFERENCE

    The following document filed with the Commission by the Company is incorporated by reference in this Prospectus: Annual Report on Form 10-K for the fiscal year ended January 31, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all of the Shares offered hereby have been sold or deregistering all of the Shares that at the time of such post-effective amendment remain unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  TABLE OF CONTENTS


THE COMPANY..................................................................  4

RISK FACTORS.................................................................  4

SELLING STOCKHOLDERS.........................................................  5

PLAN OF DISTRIBUTION.........................................................  6

LEGAL MATTERS................................................................  6

EXPERTS......................................................................  7

                                     THE COMPANY

         Samsonite Corporation is one of the world's largest manufacturers and distributors of luggage, including softside and hardside suitcases, garment bags, casual bags, business cases and other travel bags. The Company markets the majority of its products under the SAMSONITE-Registered Trademark-, AMERICAN TOURISTER-Registered Trademark- and LARK-Registered Trademark- brand names. The Samsonite brand name enjoys worldwide recognition and is the leading brand of luggage in the United States and Western Europe. In August 1993, the Company purchased American Tourister, Inc. ("American Tourister"), which produces the second best known brand of luggage in the United States. The Company is actively introducing the American Tourister brand in Europe and other international markets where American Tourister did not have a significant presence prior to its acquisition by the Company. Samsonite and American Tourister brand luggage products have been manufactured and sold continuously since the 1930's.


                                     RISK FACTORS

    In addition to the other information set forth in this Prospectus, investors should consider carefully the information set forth below before making an investment in the Common Stork offered hereby.

LEVERAGE

    At January 31, 1996, the Company had total indebtedness of $334.5 million and total stockholders' equity of $25.1 million, and during fiscal 1996 earnings from continuing operations before income taxes were insufficient to cover fixed charges by $42.1 million, although earnings for such year were reduced by non-cash charges of $89.9 million. The Company believes that its cash flow from operations, together with its other available sources of liquidity, will be adequate to make required payments of principal and interest on its indebtedness, to permit anticipated capital expenditures and to fund working capital requirements. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing indebtedness or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are acceptable to the Company.

INTERNATIONAL OPERATIONS

    Approximately 44% of the Company's net sales and approximately 52% of the Company's operating income (prior to amortization of intangibles) for fiscal 1996 were derived from operations conducted outside of the United States. The Company's operations may be affected by economic, political and governmental conditions in some of the countries where the Company has manufacturing facilities and where its products are sourced or marketed. In addition, changes in economic or political conditions in any of the countries in which the Company operates could result in unfavorable exchange rates, new or additional currency or exchange controls or other restrictions being imposed on the operations of the Company, which could adversely affect the Company's financial condition or results of operations.

RECENT OPERATING LOSSES

    The Company has recently incurred operating losses due, in part, to significant non-cash charges for depreciation and amortization resulting from the application of SOP 90-7.

CONTINGENT OBLIGATIONS

    As a result of various ownership changes, mergers and divestitures, the financial condition of the Company (formerly known as Astrum International Corp.) was such that as of March 1991 it could no longer service the interest payments on its outstanding $527 million principal amount of 12.85% Senior Subordinated Notes due 1997 (the "Pre-petition Notes") and its outstanding $698 million principal amount of 13.05% Subordinated Debentures due 1999 (the "Pre-petition Debentures" and, together with the Pre-petition Notes, the "Pre-petition Securities"), and in June 1992 an involuntary bankruptcy petition was filed against the Company. At the time of the filing, the Company had assets of approximately $921 million and liabilities in excess of $1.9 billion. In May 1993, the United

States Bankruptcy Court for the Southern District of New York confirmed the Company's Chapter 11 Plan of Reorganization (the "Plan").

    The Plan provided for the resolution of all debts and claims against the Company. At that time, the Company's Samsonite, Culligan and McGregor businesses were operated in subsidiaries. The Company's bankruptcy restructuring did not involve a change in management and none of the Company's Samsonite, Culligan or McGregor subsidiaries was a debtor under any bankruptcy proceeding or plan of reorganization. Pursuant to the Plan, approximately $342 million in cash, $500 million aggregate principal amount of senior secured notes and 15 million shares of Common Stock were paid or issued by the Company to the holders of the Pre-petition Securities in full satisfaction of their claims. In addition, pursuant to the Plan, the holders of the Pre-petition Debentures became entitled to beneficial interests in the Settlement Trust (as defined in the Plan). The Company has recorded certain contingent obligations as a result of the Plan. See Note 14 to the Company's consolidated financial statements for the year ended January 31, 1996 incorporated herein by reference.


                                 SELLING STOCKHOLDERS

    The names of the Selling Stockholders who may be affiliates of the Company and the positions, offices and other material relationships which each Selling Stockholder has had with the Company since June 1, 1993 are as follows:

                                   POSITION HELD OR RELATIONSHIP WITH THE
SELLING STOCKHOLDER                           COMPANY SINCE JUNE 1, 1993
- ------------------------          ---------------------------------------------

Steven J. Green                   Chairman, President, Chief Executive Officer
                                  and Director until May 1996 and Significant
                                  Stockholder

Richard R. Nicolosi               President, Chief Executive Officer and
                                  Director since May 1996

Thomas J. Leonard                 President, Samsonite - the Americas

Luc Van Nevel                     President, Samsonite International

Thomas R. Sandler                 Chief Financial Officer, Treasurer and
                                  Secretary

Frank D. Steed                    President, Samsonite U.S.A.

Karlheinz Tretter                 Vice President and Managing Director of
                                  Samsonite Europe, N.V.

Gary D. Ervick                    President, American Tourister Division

D. Michael Clayton                General Counsel, Vice President - Legal and
                                  Assistant Secretary

    The following table sets forth for each Selling Stockholder listed above the number of shares of Common Stock of each such Selling Stockholder which (1) are issued and owned beneficially or of record as of June 7, 1996; (2) are not issued, but may be acquired pursuant to the Plans; (3) are being offered pursuant to the Registration Statement; and (4) are to be owned after completion of the offering, assuming that all Shares offered hereby are sold:

                                                                                               AMOUNT OF SHARES
                                                      NUMBER OF SHARES                         TO BE OWNED AFTER
                              NUMBER OF ISSUED          WHICH MAY BE                            SALES OF SHARES
                             SHARES OWNED AS OF     ACQUIRED PURSUANT TO    NUMBER OF SHARES      REGISTERED
          NAME                  JUNE 7, 1996              PLANS (a)           TO BE OFFERED       HEREUNDER
- ------------------------   ---------------------    --------------------    ----------------   -----------------
Richard R. Nicolosi               115,000                425,532                425,532             115,000

Steven J. Green                   889,450               1,853,668              1,853,668            889,450

Thomas J. Leonard                   -0-                   98,619                 98,619               -0-

Luc Van Nevel                       -0-                   98,619                 98,619               -0-

Thomas R. Sandler                   -0-                   73,964                 73,964               -0-

Frank D. Steed                      -0-                   39,448                 39,448               -0-

Karlheinz Tretter                   -0-                   39,448                 39,448               -0-

Gary D. Ervick                      -0-                   12,895                 12,895               -0-


D. Michael Clayton                  -0-                   9,578                  9,578                -0-

    (a) Shares underlay both vested and unvested options granted, some of which options are currently exercisable.

    The preceding table reflects all Selling Stockholders who are eligible to reoffer and resell Shares, whether or not they have a present intent to do so. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder. The inclusion in the foregoing table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.

    This Prospectus may be amended or supplemented from time to time to add or delete Selling Stockholders.


                                 PLAN OF DISTRIBUTION

    The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NASDAQ Market System, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares. The Company has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.


                                    LEGAL MATTERS

    Legal matters with respect to Common Stock being offered hereby have been passed upon for the Company by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado.

                                       EXPERTS

    The consolidated financial statements of the Company as of January 31, 1996 and 1995, and for the years ended January 31, 1996 and 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993, and the related financial statement schedule have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

    (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 31, 1996.

    (c) The description of the Company's common stock, par value $.01 per share (the "Common Stock"), contained in the Company's registration statement on Form 8-A filed under the Exchange Act (File No. 0-23214), including any subsequent amendment or any report filed for the purpose of updating such description.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Company's Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors of the Company as an employee or agent of the Company or as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company's By-Laws, to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may in the future be amended from time to time. The Company's Certificate of Incorporation also specifically authorizes the Company to enter into agreements with any person providing for indemnification greater or different from that provided by the Company's Certificate of Incorporation.

    The Company's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or otherwise or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent acting in furtherance of the Plan or otherwise, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended from time to time, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

    Pursuant to the Company's By-Laws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Company's By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual deter-mination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The Company's By-Laws provide that following any "change in control" of the Company of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification will be made by independent legal counsel selected by the claimant which independent legal counsel will be retained by the Board of Directors on behalf of the Company.

    The Company's By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Certificate of Incorporation, the Company's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company's By-Laws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, the Company's By-Laws authorize the Company, to the extent authorized from time to time by the Company's Board of Directors, to grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of the Company to the fullest extent of the provisions of the Company's By-Laws with respect to the indemnification and advancement of expenses of directors, officers and employees of the Company.

    The Company's By-Laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Company's By-Laws or otherwise.

INDEMNIFICATION AGREEMENTS

    The Company has or will enter into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, the Company to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although such indemnification agreements will offer substantially the same scope of coverage afforded by provisions in the Company's Certificate of Incorporation and the Company's By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors of the Company or by the stockholders to eliminate the rights provided therein.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable.

ITEM 8.  EXHIBITS

EXHIBIT
NUMBER             DESCRIPTION OF EXHIBITS

 4(a) Amended and Restated Certificate of Incorporation of the Company, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-23214).

 4(b) Certificate of Merger and Ownership dated July 14, 1995, incorporated herein by reference from the Company's Registration Statement on Form S-4 (Registration No. 33-95642).

 4(c) By-Laws of the Company, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-23214).

 4(d) Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as Amended in 1996), incorporated herein by reference from the Company's 1996 Proxy Statement on Schedule 14A (File No. 0-23214).

 4(e) Form of Option Agreement for awards under the Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as Amended in 1996).

 4(f) Stock Option Agreement, dated May 15, 1996, between the Company and Richard R. Nicolosi.
 4(g) Stock Option Agreement, dated as of April 13, 1995, between the Company and Steven J. Green, incorporated herein by reference from the Company's Current Report on Form 8-K filed April 24, 1995 (File No. 0-23214).
 4(h) Share Option Agreement, dated as of June 8, 1993, between the Company and Steven J. Green, incorporated herein by reference from the Company's Registration Statement on Form S-1 (Registration Statement No. 33-71224).

 4(i) 1993 Incentive Plan, incorporated herein by reference from the Company's Registration Statement on Form S-1 (Registration Statement No. 33-71224).

 4(j) Stock Option Plan and Agreement, dated as of August 18, 1994, by and between the Company and Gregory Wm. Hunt, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995 (File No. 0-23214).

 5                 Opinion of Brownstein Hyatt Farber & Strickland, P.C.

23(a)              Consent of Brownstein Hyatt Farber & Strickland, P.C.
                   (included in its opinion filed as Exhibit 5).

23(b)              Consent of KPMG Peat Marwick LLP.

- ----------------------------

ITEM 9.  UNDERTAKINGS

    The registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on June 7, 1996.

                             SAMSONITE CORPORATION



                             By:       /S/ RICHARD R. NICOLOSI
                                  --------------------------------------------
                                  Richard R. Nicolosi
                                  President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Thomas R. Sandler and D. Michael Clayton his true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing Powers of Attorney have been signed on June 7, 1996, by the following persons in the capacities indicated.


         SIGNATURES                                   TITLE


          /S/ RICHARD R. NICOLOSI      President, Chief Executive Officer and
- -----------------------------------    Director (Principal Executive Officer)
       Richard R. Nicolosi




          /S/ THOMAS R. SANDLER        Chief Financial Officer, Treasurer and
- -----------------------------------      Secretary (Principal Financial and
       Thomas R. Sandler                             Accounting Officer)




         /S/ BERNARD ATTAL                            Director
- -----------------------------------
       Bernard Attal




         /S/ R. THEODORE AMMON                        Director
- -----------------------------------
       Theodore Ammon




         /S/ LEON D. BALCK                            Director
- -----------------------------------
       Leon D. Black

         /S/ ROBERT H. FALK                           Director
- -----------------------------------
       Robert H. Falk


                                                      Director

- -----------------------------------
       Carl C. Icahn


                                                      Director
- -----------------------------------
       Mark H. Rachesky



             /S/ ROBERT L. ROSEN                      Director
- -----------------------------------
       Robert L. Rosen




             /S/ MARC J. ROWAN                        Director
- -----------------------------------
       Marc J. Rowan


                                                      Director
- -----------------------------------
       Stephen J. Solarz

                                  INDEX TO EXHIBITS
EXHIBIT
NUMBER             DESCRIPTION OF EXHIBITS
- ------             -----------------------
4(a)               Amended and Restated Certificate of Incorporation of the
                   Company, incorporated herein by reference from the Company's
                   Annual Report on Form 10-K for the fiscal year ended January
                   31, 1996 (File No. 0-23214).

4(b)
                   Certificate of Merger and Ownership dated July 14, 1995, incorporated herein by reference from the Company's Registration Statement on Form S-4 (Registration No. 33-95642).

4(c)
                   By-Laws of the Company, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-23214).

4(d)
                   Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as Amended in 1996), incorporated herein by reference from the Company's 1996 Proxy Statement on Schedule 14A (File No. 0-23214).

4(e) Form of Option Agreement for awards under the Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as Amended in 1996).

4(f)
                   Stock Option Agreement, dated May 15, 1996, between the Company and Richard R. Nicolosi.

4(g) Stock Option Agreement, dated as of April 13, 1995, between the Company and Steven J. Green, incorporated herein by reference from the Company's Current Report on Form 8-K filed April 24, 1995 (File No. 0-23214).

4(h)
                   Share Option Agreement, dated as of June 8, 1993, between the Company and Steven J. Green, incorporated herein by reference from the Company's Registration Statement on Form S-1 (Registration Statement No. 33-71224).

4(i)
                   1993 Incentive Plan, incorporated herein by reference from the Company's Registration Statement on Form S-1 (Registration Statement No. 33-71224).

4(j) Stock Option Plan and Agreement, dated as of August 18, 1994, by and between the Company and Gregory Wm. Hunt, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995 (File No. 0-23214).

5                  Opinion of Brownstein Hyatt Farber & Strickland, P.C.

23(a)
                   Consent of Brownstein Hyatt Farber & Strickland, P.C. (included in its opinion filed as Exhibit (5).

23(b)              Consent of KPMG Peat Marwick LLP.